For Immediate Release	For Further Information Contact: Robert E. Phaneuf
Monday, March 10, 2008	Vice President - Corporate Development (918) 632-0680

RAM ENERGY RESOURCES, INC. ANNOUNCES UPDATE TO OPERATING ACTIVITY

-	FOURTH QUARTER 2007 PRODUCTION VOLUMES INCREASE 37 PERCENT

-	2007 FULL YEAR PRODUCTION INCREASES 10 PERCENT

-	$80 MILLION CAPITAL SPENDING PROGRAM UNDERWAY FOR 2008 WITH FIVE RIGS WORKING OR UNDER CONTRACT

Tulsa, Oklahoma – RAM Energy Resources, Inc. (Nasdaq: RAME) today announced an update to operating activity.

Fourth Quarter 2007 Highlights

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RAM’s production for the fourth quarter 2007 was approximately 436,000 barrels of oil equivalent (BOE), an increase of 37 percent over last year’s fourth quarter, raising the company’s total oil and gas production for 2007 to 1.4 million BOE, an increase of 10 percent over the prior year total of 1.3 million BOE.

•	Average daily production for the fourth quarter 2007 was 4,739 BOE compared to 3,446 BOE for the same quarter in 2006, raising average daily production for the 2007 year to 3,895 BOE.
•	Average daily production for the month of December 2007, the first full month of production following the acquisition of Ascent, was 6,580 BOE.
•	Capital spending for the fourth quarter totaled approximately $311 million, of which approximately $304 million is attributable to the acquisition of Ascent

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exclusive of the Ascent transaction, non-acquisition capital spending was $6.8 million in the quarter, compared to non-acquisition capital spending of $6.6 million in the same quarter last year.

“The acquisition of Ascent substantially extended the scope and size of our operations and opportunities for growth from both conventional and unconventional resources. Coincident with the approval of our much increased non-acquisition capital expenditure budget for the year, we began to ramp up drilling and geological activity on selected new properties targeting production growth,” said Larry Lee, Chairman and CEO. ‘‘We continue to position the company to grow through a balanced strategy of acquisition, exploitation and exploration,’’ added Mr. Lee.

2008 Operations Activity Highlights

•	Three wells drilled to date in South Texas on properties acquired from Ascent late in 2007
•	One rig contracted to begin drilling project in company’s West Virginia Devonian shale play in second quarter
•	RAM’s Barnett Shale activity accelerating with three wells awaiting pipeline connection, one well drilling and five wells proposed for drilling
•	Electra/Burkburnett drilling continuing a pace of five wells per month
•	First new well on Oklahoma properties drilled and awaiting completion

Operations Update

Oil and gas related capital expenditures totaled approximately $311 million in the fourth quarter, of which approximately $304 million was attributable to the acquisition of Ascent, $5.5 million was allocated to lower risk development and exploitation activities and $1.3 million for exploratory activities and unproven

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properties, bringing total capital spending for the year to approximately $345 million. RAM participated in the drilling of 19 gross (19 net) development wells and one gross (0.75 net) exploratory well in the fourth quarter, similar to the activity level in the year-ago quarter.

Prices

The company’s realized price for oil increased 52 percent to an average of $88.74 per barrel in the fourth quarter of 2007, compared with last year’s fourth quarter average realized price of $58.09 per barrel. The price of natural gas liquids (NGLs) was also positively influenced by strong oil prices prevailing in the quarter and, as a result, rose 63 percent over the prior year’s quarter to average $59.37 per barrel. The company’s realized price for natural gas also increased 17 percent to average $6.35 per Mcf compared to an average of $5.42 per Mcf in the fourth quarter of 2006.

Production

RAM’s production for the fourth quarter 2007 was 436,000 BOE, an increase of about 37 percent over production of 317,000 BOE in last year’s fourth quarter. Daily average production for the fourth quarter 2007 was 4,739 BOE compared to 3,446 BOE in the same quarter of 2006. Properties acquired from Ascent in late November 2007 contributed approximately 90,930 BOE of production during the month of December, adding about 2,930 BOE to December’s daily average production.

RAM Initiates Activity on Newly Acquired Properties

South Texas

Although the closing of the Ascent acquisition did not occur until November 29, 2007, RAM authorized drilling to begin prior to the closing on several of the Ascent properties. The Garza Hitchcock #12 well in South Texas was spud in mid-October

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2007 and completed in late December of 2007. Initial daily production from the well was 1,947 thousand cubic feet equivalent (Mcfe) of natural gas and condensate. The Garza Hitchcock #13 well was spud in late November 2007 and completed in late January 2008 with an initial daily flow rate of 2,748 Mcfe. The Garza Hitchcock #11 was spud in early February 2008 and is nearing total depth. RAM has a 100 percent working interest and operates all of these South Texas wells. The company plans to drill seven additional wells in South Texas during the year and has allocated a total of $19.0 million for this program in its 2008 capital budget.

West Virginia

The company has staked six drilling locations on its West Virginia Devonian shale play and plans to initiate drilling early in the second quarter of 2008. The company has contracted for a rig to begin drilling the initial six wells of its planned 14 well drilling program budgeted for this year. Previous wells drilled on the company’s acreage have provided much of the science needed to allow moving to the early exploitation phase. The initial six wells to be drilled in 2008 are planned as horizontal wells with laterals ranging from 2,200 to 3,000 feet, aimed at supporting the commercialization of the company’s acreage. RAM has a 100 percent working interest and operates all of its wells in West Virginia. The company has budgeted $19.0 million for its 2008 Appalachia program.

Oklahoma

Most of the capital expenditure budget allocated to Oklahoma for 2008 is targeted in the company’s Allen and Fitts fields located in Pontotoc county. A total of 12 wells are planned in these fields this year to develop identified PUD locations and continue activity on existing waterflood projects underway. The first of RAM’s identified drilling locations spud

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in mid-February 2008 and is awaiting completion. A rig has been secured to continuously drill the identified locations within these fields, and RAM has budgeted $7.5 million for drilling activity on these properties in 2008.

North Texas Barnett Shale Activity Accelerating

The company has an interest in 11 producing wells in its Barnett Shale play in Jack and Wise Counties, Texas, and its seismic acquisition program continues to identify a growing inventory of potential drilling locations. RAM participated in the drilling of three Barnett Shale wells during late 2007, the Etta Burress 2-H, the Etta Burress 4-H and the Dethloff #1-H.

The Etta Burress 2-H and Etta Burress 4-H wells have been drilled horizontally with the lateral portion of each well parallel to one another. These wells, drilled under our joint operating agreement with Devon Energy, have undergone our first attempt of a simul-frac completion and are currently awaiting a pipeline connection. RAM also participated with Devon Energy in the drilling of the Etta Burress 3-H horizontal well, which is currently awaiting completion. The Molloy A1-H was spud in early March 2008 and is planned to be drilled to a target vertical depth of 7,100 feet with a lateral of approximately 1,900 feet. Further, Devon has proposed four additional wells to be drilled, in the relatively near future, on leases held under our joint operating agreement in the Barnett Shale.

During the fourth quarter 2007 the Dethloff #1-H wellbore was re-entered and drilled to its planned depth of approximately 7,000 feet with a lateral length of approximately 2,600 feet to test the Lower Barnett Shale formation and is currently awaiting a pipeline connection.

Consistent with RAM’s objective to expeditiously test additional wells from its inventory of seismically identified Barnett Shale locations, the company has built the

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drilling location and is in the process of securing a drilling rig for the proposed Brown #2-H well. This well targets the Barnett Shale formation, with drilling planned to a vertical depth of 7,100 feet and a lateral extending approximately 2,300 feet.

Barnett Shale Project Inventory Remains High

Over the last two years, RAM has acquired and interpreted 45 square miles of 3-D seismic which supported the drilling of the company’s 11 existing producing wells and continues to generate the growing number of identified locations in its project inventory for potential near-to-intermediate term growth in its Barnett Shale play. RAM’s inventory remains substantial and includes four wells awaiting completion or pipeline connection, one well currently drilling and five wells proposed for drilling. The company has 31 seismically identified locations including proved undeveloped locations, probable locations and possible locations excluding wells currently proposed to be drilled. In addition, RAM and its partner EOG plan to acquire and interpret 20 square miles of additional 3-D seismic during 2008 to continue to add to its inventory of future locations. The company has budgeted $10.0 million for drilling on its Barnett Shale acreage during 2008; however, based on the acceleration in activity currently underway, the adequacy of the existing allocation may be reviewed.

Electra/Burkburnett

In the Electra/Burkburnett area of North Texas, responsible for approximately 36 percent of total net production in the fourth quarter 2007, the company continues its development drilling and recompletion activity. During the fourth quarter 2007 a total of 19 net wells were drilled with RAM’s own drilling rig, of which 17 were completed as producing wells, and two were in various stages of completion at the end of the year, approximating a similar activity level as that of the fourth quarter 2006. A capital budget of

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$7.5 million for drilling has been allocated to Electra/Burkburnett for 2008. The company owns a 100 percent working interest in and operates the Electra/Burkburnett area.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts that address estimates of capital spending, prices of oil and gas and company realizations, the impact of oil and gas derivatives, drilling activities, borrowing availability, estimated production and events or developments that the company expects or believes are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by the government as a result of political and economic conditions, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company’s filings with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

RAM Energy Resources, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of crude oil and natural gas. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the Nasdaq under the symbol RAME. For additional information, visit the company website at www.ramenergy.com.